Exhibit 5.1

September     , 2004

Re:      Tevecap S.A.
         US$48,022,000 12.625% Senior Notes due 2009
         Exchange Offer

Ladies and Gentlemen:

         We have acted as United States counsel in connection with the filing by Tevecap S.A., a Brazilian corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form F-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for US$48,022,000 aggregate principal amount of the Company's 12.625% Senior Notes due 2004 (the "Old Notes") of US$48,022,000 aggregate principal amount of the Company's 12.625% Senior Notes due 2009 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture, to be dated as of November , 2004 (the "Indenture"), between the Company, HSBC Bank USA, National Association, as Trustee (the "Trustee") and Paying Agent. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture, the forms of the New Notes and the Registration Statement.

         In rendering the opinions contained herein, we have assumed (a) the due authorization, execution and delivery of each of the Indenture and the New Notes by each of the parties thereto, (b) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals,
(d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us.

         Based on the foregoing, we are of the opinion that the New Notes, when duly issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

         We are admitted to practice in the State of New York, and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. To the extent that the laws of the Federative Republic of Brazil are relevant to the opinions expressed herein, we have relied exclusively on the opinion of Machado, Meyer,

Sendacze e Opice, Brazilian counsel for the Company, which are being delivered to you and filed with the Commission as exhibits to the Registration Statement.

         We know that we may be referred to as counsel who has passed upon the legality of the issuance of the New Notes on behalf of the Company in the Registration Statement filed with the Commission, and we hereby consent to such use of our name in said Registration Statement and to the filing of this opinion with said Registration Statement, as Exhibit 5.1 thereto.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP
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Clifford Chance US LLP


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